NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 24, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated there under by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Presidential Realty Corporation

Class B Common Stock, $0.10 Par Value

Commission File Number – 001-08594

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Class B Common Stock (the “Common Stock”) of Presidential Realty Corporation (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       (Loss) from Continuing Operations

      Net Income/(Loss)

2010

($4,790,000)

(2,580,000)

2009

($763,000)

$2,720,000

2008

($4,067,000)

($1,026,000)

2007

($12,397,000)

($11,510,000)

2006

($4,559,000)

($4,877,000)

(b)

At June 30, 2011, the Company reported stockholders’ equity of $4,391,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 17, 2011, the Company was notified by the Exchange that, following a review of its quarterly report on Form 10-Q for the period ended March 31, 2011, it was not in compliance with Section 1003(a)(iii) of the Company Guide.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a plan of compliance by July 18, 2011 outlining its plan to regain compliance with the Exchange’s continued listing standards by December 17, 2012.

(b)

On July 13, 2011, the Company submitted its plan to regain compliance to the         Exchange (the “Plan”).

(c)

Following a review of the Plan, by letter dated September 6, 2011, Staff notified the Company that it had determined to initiate immediate delisting proceedings, given its conclusion that the Company failed to make a reasonable demonstration in the Plan of its ability to regain compliance with the continued listing standards (the “Staff Determination”).  The Exchange’s letter dated September 6, 2011 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by September 13, 2011.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange's continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Jeffrey F. Joseph, Chief Executive Officer of Presidential Realty Corporation.

Janice O’Neill

Senior Vice President

Corporate Compliance Department

NYSE Amex LLC